Exhibit 99.1

ARGAN, INC. INCREASES QUARTERLY DIVIDEND BY 40% TO $0.70

PER COMMON SHARE

September 9, 2026 – ARLINGTON, VA – Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) today announces that its Board of Directors declared a 40% increase in the quarterly cash dividend, raising it from $0.50 to $0.70 per common share. The dividend will be payable on October 30, 2026, to stockholders of record at the close of business on October 22, 2026.

David Watson, President and Chief Executive Officer of Argan, commented, “This is an exciting time for our Company as our industry experiences unprecedented demand for new dispatchable power generation to support the significant load growth driven by datacenters, domestic manufacturing, and the broader electrification of the economy. Argan has consistently achieved strong growth and profitability as we focus on applying a disciplined approach to project selection and excellent execution as we capitalize on the robust pipeline we are seeing.  We are pleased to be in the position to raise our quarterly dividend 40% to $0.70 per common share, or $2.80 annually, representing our fourth consecutive annual increase, and reflecting our confidence in converting that demand into profitable, well-executed work. We are energized by the opportunities we are seeing in the marketplace and remain focused on increasing our leadership role as a proven partner in the construction of complex energy infrastructure and committed to delivering value to our shareholders.”

About Argan

Argan’s primary business is providing a full range of construction and related services to the power industry. Argan’s service offerings focus on the engineering, procurement, and construction of natural gas-fired power plants and renewable energy facilities, along with related commissioning, maintenance, project development and technical consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns The Roberts Company, which is a fully integrated industrial construction, fabrication and plant services company, and SMC Infrastructure Solutions, which provides teledata infrastructure services.

Safe Harbor Statement

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Reference is hereby made to the cautionary statements made by the Company with respect to risk factors set forth in its most recent reports on Form 10-K, Forms 10-Q and other SEC filings. The Company’s future financial performance is subject to risks and uncertainties including, but not limited to, the successful addition of new contracts to project backlog, the receipt of corresponding notices to proceed with contract activities, and the Company’s ability to successfully complete the projects that it obtains. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to the risk factors highlighted above and described regularly in the Company’s SEC filings.

Investor Relations Contacts: John Nesbett/Jennifer Belodeau

IMS Investor Relations 203.972.9200
argan@imsinvestorrelations.com